Exhibit 99.1

Ellington Financial LLC Reports Second Quarter 2011 Results

OLD GREENWICH, Connecticut—August 8, 2011

Ellington Financial LLC (NYSE: EFC) (the “Company”) today reported financial results for the quarter ended June 30, 2011.

Highlights

•	Net decrease in shareholders’ equity resulting from operations (“net loss”) for the second quarter was $1.3 million, or $0.08 per basic and diluted share.

•

Book value per share as of June 30, 2011 was $22.78 on a diluted basis after payment of a $0.40 per share first quarter dividend on June 15, 2011, as compared to book value per share of $23.26 on a diluted basis as of March 31, 2011, representing a $0.48 per share decline, or an $0.08 decline after adjusting for the $0.40 dividend.

•

Credit derivatives significantly insulated shareholders’ equity against valuation declines in the non-Agency MBS portfolio; contributing $8.2 million or $0.49 per basic and diluted share to overall results. Diligent sector and asset selection within the non-Agency MBS portfolio also helped as the Company’s long non-Agency RMBS assets outperformed the overall non-Agency RMBS market, which suffered substantial declines as illustrated by the 14% price quarter-over-quarter decline of the ABX.HE.AAA 06-2 index[1].

•	The recent pullback in the non-Agency MBS markets has created what the Company believes to be an excellent investment opportunity in many non-Agency MBS sectors.

•	The Company’s Board of Directors has authorized the repurchase of up to $10 million of the Company’s shares.

•	The Company announced a dividend for the second quarter of 2011 of $0.40 per share payable September 15, 2011 to shareholders of record on September 1, 2011.

Second Quarter 2011 Results

For the second quarter of 2011, the Company recognized a net loss of $1.3 million, or $0.08 per diluted share. This compares to net income of $11.1 million, or $0.66 per diluted share for the quarter ended March 31, 2011. While the underlying mortgage loan credit performance for the Company’s non-Agency MBS was generally in line with expectations, asset valuation declines, which are fully reflected in the Company’s statement of operations, dampened reported results for the quarter. Asset valuation declines in the Company’s non-Agency MBS were somewhat mitigated by gains in the Company’s portfolio of credit derivatives, including both single name ABSCDS and ABSCDS on ABS indices. Additionally, the Company’s Agency MBS portfolio generated strong returns for the quarter.

The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the consolidated statement of operations.

The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company’s book value per share, and assumes the reinvestment of dividends at book value per share. For the quarter ended June 30, 2011, net-asset-value-based total return was (0.37)%. Net-asset-value-based total return from inception of the Company (August 17, 2007) through June 30, 2011 was 58.72%. Over the same period the total return for the FTSE NAREIT Mortgage REITs Index2 was 13.93%.

“Despite significant price declines in the overall non-Agency RMBS markets, we are proud to announce that we have protected shareholders’ equity and preserved book value”, said Laurence Penn, Chief Executive Officer and President of the Company. We were able to do so through a combination of our diligent security selection as well as through our credit hedging abilities which

[1]	Information about the performance of the ABX.HE.AAA 06-2 index is included to show the general trend in applicable markets in the period indicated and is not intended to imply that the Company or its strategy is similar to any index in composition or element of risk. This widely used index is composed of 20 credit default swaps referencing mortgage-backed securities issued during the first six months of 2006 and backed by subprime mortgage loans originated in late 2005 and early 2006.
[2]

The FTSE NAREIT Mortgage REITs Index is a market capitalization-weighted index of the common shares of firms that invest primarily in mortgages or mortgage-backed securities secured by single-family or commercial property. This index information is included to show the general trend in applicable markets in the period and is not intended to imply that the Company or its strategy is similar to the index in composition or element of risk.

highlight the meaningful advantages of our publicly traded partnership (“PTP”) structure. The market’s ability to absorb the significant ongoing supply of distressed mortgage-related assets is clearly limited, supporting our expectation that favorable investment opportunities will persist for some time. While the Federal Reserve’s Maiden Lane II sales have been the most widely reported sales of distressed MBS, we also expect to continue to see very significant selling of distressed MBS by many other financial institutions, most notably banks adapting to their more stringent regulatory capital requirements. The recent price declines have created excellent investment entry points with many non-Agency MBS assets now trading at yields that we haven’t seen in over a year. Meanwhile, our Agency RMBS strategy continues to produce solid returns for the Company. Looking forward, we plan to stay the course, continuing to focus on capturing both absolute and relative value across the various sectors of the MBS market, while utilizing modest leverage and protecting shareholders’ equity through the opportunistic use of interest rate and credit hedges. Finally, in light of the recent declines in our share price on a price-to-book basis, we believe that the right thing – for the Company and its shareholders – is to make a modest portion of the Company’s ample free cash available to repurchase shares at a significant discount to book value, and we are pleased to announce that the Board of Directors has adopted a $10 million share repurchase program.”

The following table summarizes the Company’s operating results for the quarters ended June 30, 2011 and March 31, 2011 and for the six month period ended June 30, 2011:

(In Thousands, Except Per Share Information)	Quarter Ended 6/30/11	Per Share	% of Average Shareholders’ Equity	Quarter Ended 3/31/11	Per Share	% of Average Shareholders’ Equity	Six Month Period Ended 6/30/11	Per Share	% of Average Shareholders’ Equity
Non-Agency MBS and Mortgage Loans:
Interest income	$7,813	$0.47	2.01%	$7,631	$0.45	1.91%	$15,444	$0.92	3.91%
Net realized and change in net unrealized gain (loss)	(13,796)	(0.82)	-3.54%	5,049	0.30	1.26%	(8,747)	(0.52)	-2.21%
Net interest rate hedges	(2,183)	(0.13)	-0.56%	52	0.01	0.01%	(2,131)	(0.13)	-0.54%
Net credit derivatives	8,238	0.49	2.12%	1,590	0.09	0.40%	9,829	0.58	2.49%
Interest expense	(942)	(0.06)	-0.24%	(810)	(0.05)	-0.20%	(1,752)	(0.10)	-0.44%

Total non-Agency MBS and Mortgage Loans profit (loss)	(870)	(0.05)	-0.21%	13,512	0.80	3.38%	12,643	0.75	3.21%

Agency RMBS:
Interest income	8,843	0.52	2.27%	8,205	0.49	2.05%	17,048	1.01	4.32%
Net realized and change in net unrealized gain (loss)	17,257	1.02	4.43%	(5,697)	(0.34)	-1.42%	11,560	0.68	2.93%
Net interest rate hedges	(23,026)	(1.36)	-5.91%	(628)	(0.04)	-0.16%	(23,654)	(1.40)	-5.99%
Interest expense	(528)	(0.03)	-0.14%	(528)	(0.03)	-0.13%	(1,056)	(0.06)	-0.27%

Total Agency RMBS profit (loss)	2,546	0.15	0.65%	1,352	0.08	0.34%	3,898	0.23	0.99%

Total non-Agency and Agency MBS and Mortgage Loans profit (loss)	1,676	0.10	0.44%	14,864	0.88	3.72%	16,541	0.98	4.20%

Other interest expense, net	(22)	—	-0.01%	(50)	—	-0.01%	(72)	—	-0.02%
Other expenses (excluding incentive fee)	(2,976)	(0.18)	-0.76%	(3,095)	(0.18)	-0.78%	(6,071)	(0.36)	-1.54%

Net increase (decrease) in shareholders’ equity resulting from operations (before incentive fee)	(1,322)	(0.08)	-0.33%	11,719	0.70	2.93%	10,398	0.62	2.64%

Incentive fee	—	—	0.00%	(612)	(0.04)	-0.15%	(612)	(0.04)	-0.15%

Net increase (decrease) in shareholders’ equity resulting from operations	$(1,322)	$(0.08)	-0.33%	$11,107	$0.66	2.78%	$9,786	$0.58	2.49%

Weighted average shares & LTIP units outstanding	16,891			16,886			16,889
Average shareholder’s equity(1)	$389,490			$399,889			$394,954

(1)	Average shareholders’ equity is calculated using month end values.

Portfolio

The following tables summarize the Company’s portfolio holdings as of June 30, 2011 and March 31, 2011:

Bond Portfolio

(In Thousands)	June 30, 2011					March 31, 2011
	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS (2)	$522,251	$356,914	$68.34	$362,769	$69.46	$490,224	$353,845	$72.18	$343,508	$70.07
Non-Agency CMBS and Commercial Mortgage Loans	20,238	15,592	77.04	17,144	84.71	21,438	17,758	82.83	18,008	84.00

Total Non-Agency MBS and Commercial Mortgage Loans	542,489	372,506	68.67	379,913	70.03	511,662	371,603	72.63	361,516	70.66

Agency RMBS: (3)
Floating	52,836	55,894	105.79	55,554	105.14	75,419	79,610	105.56	79,084	104.86
Fixed	689,612	724,313	105.03	717,651	104.07	831,531	854,225	102.73	859,126	103.32

Total Agency RMBS	742,448	780,207	105.09	773,205	104.14	906,950	933,835	102.96	938,210	103.45

Total Non-Agency and Agency MBS and Commercial Mortgage Loans	$1,284,937	$1,152,713	$89.71	$1,153,118	$89.74	$1,418,612	$1,305,438	$92.02	$1,299,726	$91.62

Agency Interest Only RMBS	n/a	$5,227	n/a	$5,377	n/a	n/a	$4,298	n/a	$4,290	n/a
Non-Agency Interest Only and Residual RMBS	n/a	$979	n/a	$1,256	n/a	n/a	$837	n/a	$1,305	n/a
TBAs:
Long	$44,000	$42,937	$97.58	$43,395	$98.63	$1,000	$940	$94.00	$941	$94.10
Short	(490,200)	(517,968)	105.66	(519,949)	106.07	(680,300)	(702,573)	103.27	(702,227)	103.22

Net TBAs	$(446,200)	$(475,031)	$106.46	$(476,554)	$106.80	$(679,300)	$(701,633)	$103.29	$(701,286)	$103.24

Other:
Repurchase Agreements	$22,438	$22,438	$100.00	$22,438	$100.00	$40,125	$40,125	$100.00	$40,125	$100.00
Short Treasury Securities	$(22,000)	$(22,187)	$100.85	$(22,162)	$100.74	$(40,000)	$(40,305)	$100.76	$(40,368)	$100.92

Total Net Investments		$684,139		$683,473			$608,760		$603,792

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.
(2)	Excludes Interest Only and Residual Securities.
(3)	Excludes Interest Only Securities and TBAs.

Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Excluding Interest Only Securities and TBAs, Agency RMBS consist primarily of whole- pool pass through certificates.

The following table summarizes the Company’s MBS average yields and net interest rate spreads:

	Quarter Ended
	June 30, 2011			March 31, 2011
	Average Yield	Average Cost of Funds	Net Interest Rate Spread	Average Yield	Average Cost of Funds	Net Interest Rate Spread
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	8.72%	1.96%	6.76%	8.84%	1.98%	6.86%
Agency RMBS	4.04%	0.29%	3.75%	3.98%	0.31%	3.67%

Weighted Average Total	5.40%	0.64%	4.76%	5.42%	0.64%	4.78%

Average yields are based on total interest income and average aggregate amortized cost over the period. Average yields, costs of funds, and net interest rate spreads do not take into account the effects of forward-settling transactions (including TBAs) and derivatives, which include interest rate hedges.

At June 30, 2011, the weighted average coupon of our settled MBS portfolio decreased to 3.70% from 3.81% at March 31, 2011.

The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are “To-Be Announced.” Given that the Company uses TBAs primarily to hedge risks associated with its long Agency RMBS (and to a lesser extent long non-Agency MBS), the Company generally carries a net short TBA position.

Additionally, the Company does not generally settle its TBA purchases and sales, nor does it accrue interest income on unsettled positions.

Derivatives Portfolio

(In Thousands)	June 30, 2011		March 31, 2011
	Notional Value	Fair Value	Notional Value	Fair Value
Long Mortgage Related: (1) (2)
CDS on RMBS Indices	$11,550	$468	$6,505	$422

Total Long Mortgage Related Derivatives	11,550	468	6,505	422

Net Short Mortgage Related: (1) (3)
CDS on RMBS and CMBS Indices	(98,145)	49,424	(157,044)	60,425
CDS on Individual RMBS and CMBS	(88,747)	69,829	(113,154)	90,383

Total Net Short Mortgage Related Derivatives	(186,892)	119,253	(270,198)	150,808

Net Mortgage Related Derivatives	(175,342)	119,721	(263,693)	151,230

Short CDS on Corporate Bond Indices	(19,700)	(220)	(19,700)	(220)

Interest Rate Derivatives:
Interest Rate Swaps (1)	(286,460)	(4,407)	(163,350)	372
Eurodollar Futures (4)	(245)	(369)	(270)	(571)

Total Interest Rate Derivatives		(4,776)		(199)

Total Derivatives		$114,725		$150,811

(1)

In the table above, CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of June 30, 2011, derivative assets and derivative liabilities were $125.7 million and $11.0 million, respectively, for a net fair value of $114.7 million, as reflected in “Total Derivatives” above. As of March 31, 2011, derivative assets and derivative liabilities were $160.7 million and $9.9 million, respectively, for a net fair value of $150.8 million, as reflected in “Total Derivatives” above.

(2)	Long mortgage-related derivatives represent transactions where the Company sold credit protection to a counterparty.
(3)	Short mortgage-related derivatives represent transactions where the Company purchased credit protection from a counterparty.
(4)	Notional value represents number of contracts.

The Company’s short positions in RMBS and CMBS indices remained concentrated in RMBS vintage years 2006 and 2007.

The following table summarizes, as of June 30, 2011, the estimated effects on the fair value of our MBS and interest rate derivative holdings, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

(In Thousands)	Estimated Change in Fair Value (1)
	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$211	$(269)
Agency Fixed Pools and IO	14,974	(21,055)
TBAs	(8,458)	12,605
Non-Agency RMBS, CMBS, and Commercial Mortgage Loans	3,799	(3,714)
Interest Rate Swaps	(7,997)	7,711
Treasury Securities	(562)	546
Eurodollar Futures	(302)	302
Mortgage-Related Derivatives	(967)	782
Repurchase Agreements and Reverse Repurchase Agreements	(594)	822

	$104	$(2,270)

(1)

Based on the market environment as of June 30, 2011. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual fair value of our portfolio that would differ from those presented above, and such differences might be significant and adverse.

Borrowed Funds and Liquidity

By Collateral Type

(In Thousands)	As of June 30, 2011	For the Quarter Ended June 30, 2011		As of March 31, 2011	For the Quarter Ended March 31, 2011
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds	Outstanding Borrowings	Average Borrowings for the Quarter Ended	Average Cost of Funds
Non-Agency RMBS, CMBS and Commercial Mortgage Loans	$197,876	$191,748	1.96%	$188,031	$163,446	1.98%
Agency RMBS	604,025	720,198	0.29%	711,471	676,081	0.31%

Total	$801,901	$911,946	0.64%	$899,502	$839,527	0.64%

Leverage Ratio (1)	2.08:1			2.29:1

(1)	The leverage ratio does not account for liabilities other than debt financings. The Company’s debt financings consist solely of reverse repurchase agreements (“reverse repos”).

By Remaining Maturity

(In Thousands)	As of June 30, 2011		As of March 31, 2011
Remaining Maturity (1)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$259,269	32.3%	$305,963	34.0%
31-60 Days	124,538	15.5%	343,896	38.2%
61-90 Days	131,173	16.4%	81,016	9.0%
91-120 Days	93,299	11.7%	12,055	1.4%
121-150 Days	109,965	13.7%	5,691	0.6%
151-180 Days	—	0.0%	81,411	9.1%
181-360 Days	83,657	10.4%	69,470	7.7%

	$801,901	100.0%	$899,502	100.0%

(1)

Remaining maturity for a reverse repurchase agreement is based on the contractual maturity date in effect as of June 30, 2011. Some reverse repurchase agreements have floating interest rates, which may reset before maturity.

The Company’s borrowed funds are in the form of reverse repurchase agreements. The weighted average remaining term on the Company’s reverse repurchase agreements as of June 30, 2011 and March 31, 2011 were 77 and 69 days, respectively. The Company’s borrowings outstanding under reverse repurchase agreements were with eight counterparties as of June 30, 2011. As of June 30, 2011, the Company had liquid assets in the form of cash and cash equivalents in the amount of $45.4 million. In addition, at June 30, 2011, the Company held investments in unencumbered Agency whole pools on a settlement date basis in the amount of $118.3 million.

Other

The Company’s base management fee and other operating expenses, but excluding interest expense and incentive fees, represent 3.1% and 3.1% on an annualized basis, of average shareholders’ equity for the quarter ended June 30, 2011 and March 31, 2011, respectively.

Dividends

During the quarter ended June 30, 2011, the Company paid a dividend for the first quarter of 2011 in the amount of $0.40 per share.

On August 2, 2011, the Company’s board of directors declared a second quarter 2011 dividend of $0.40 per share, payable on September 15, 2011 to shareholders of record on September 1, 2011, which will result in year to date dividends of $0.80 per share. The Company’s present intention is to pay quarterly and special dividends so that at least 100% of the Company’s net income each calendar year has been distributed prior to April of the subsequent calendar year, subject to potential adjustments for changes in common shares outstanding. In February 2011, the Company’s management announced that it expected to continue to recommend dividends of $0.40 per common share each quarter together with any potential special dividends to be declared following the end of each fiscal year as may be necessary to meet the Company’s targeted 100% payout ratio.

Share Repurchase Program

On August 4, 2011, the Company’s Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company’s discretion, subject to applicable law, share availability, price and the Company’s financial performance, among other considerations.

About Ellington Financial LLC

Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored entity, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group LLC.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Tuesday, August 9, 2011, to discuss its financial results for the quarter ended June 30, 2011. To participate in the event by telephone, please dial (888) 549-7750 at least 10 minutes prior to the start time and reference the conference passcode 4459779. International callers should dial (480) 629-9722 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the For Our Shareholders section of the Company’s web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.

A dial-in replay of the conference call will be available on Tuesday, August 9, 2011, at approximately 1 p.m. Eastern Time through Tuesday, August 16, 2011 at approximately 12 p.m. Eastern Time. To access this replay, please dial (800) 406-7325 and enter the conference ID number 4459779. International callers should dial (303) 590-3030 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “may,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management’s beliefs regarding the current investment environment and the Company’s ability to implement its investment and hedging strategies, estimated effects on the fair value of the Company’s MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the Company’s intended dividend policy and share repurchase program including the amount of shares to be repurchased. The Company’s results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company’s control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company’s securities, changes in mortgage default rates and prepayment rates, the Company’s ability to borrow to finance its assets, changes in government regulations affecting the Company’s business, the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of our Annual Report on Form 10-K filed on March 16, 2011, which can be accessed through the Company’s website at www.ellingtonfinancial.com or at the SEC’s website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:	Media Contact:
Neha Mathur	Shawn Pattison or Dana Gorman
Vice President	The Abernathy MacGregor Group, for
Ellington Financial LLC	Ellington Financial LLC
(203) 409-3575	(212) 371-5999

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

In Thousands, Except Per Share Data

	Three Months Ended		Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2011
Investment income
Interest income	$16,652	$15,849	$32,501

Expenses
Base management fee	1,449	1,481	2,930
Incentive fee	—	612	612
Interest expense	1,603	1,543	3,146
Other operating expenses	1,526	1,615	3,141

Total expenses	4,578	5,251	9,829

Net investment income	12,074	10,598	22,672

Net realized gain (loss) on:
Investments	(11,021)	8,236	(2,785)
Swaps	7,453	3,739	11,192
Futures	(348)	(371)	(719)

	(3,916)	11,604	7,688

Change in net unrealized gain (loss) on:
Investments	(4,302)	(9,251)	(13,552)
Swaps	(5,380)	(2,163)	(7,543)
Futures	202	319	521

	(9,480)	(11,095)	(20,574)

Net realized and unrealized gain (loss) on investments and financial derivatives	(13,396)	509	(12,886)

Net increase (decrease) in shareholders’ equity resulting from operations	$(1,322)	$11,107	$9,786

Net increase (decrease) in shareholders’ equity resulting from operations per share:
Basic and diluted	$(0.08)	$0.66	$0.58

ELLINGTON FINANCIAL LLC

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND SHAREHOLDERS’ EQUITY (UNAUDITED)

In Thousands, Except Share Data

	As of
	June 30, 2011	March 31, 2011	December 31, 2010 (1)
ASSETS
Cash and cash equivalents	$45,437	$41,440	$35,791

Investments, financial derivatives and repurchase agreements:
Investments at value (Cost - $1,203,146, $1,306,262 and $1,232,484)	1,201,857	1,311,513	1,246,067
Financial derivatives - assets (Cost - $136,937, $169,861 and $208,958)	125,712	160,668	201,335
Repurchase agreements (Cost - $22,438, $40,125 and $25,684)	22,438	40,125	25,684

Total Investments, financial derivatives and repurchase agreements	1,350,007	1,512,306	1,473,086
Deposits with dealers held as collateral	20,397	21,871	20,394
Receivable for securities sold	553,564	957,821	799,142
Interest and principal receivable	7,318	5,459	5,909
Other assets	365	489	—

Total assets	$1,977,088	$2,539,386	$2,334,322

LIABILITIES
Investments and financial derivatives:
Investments sold short at value (Proceeds - $542,111, $742,595 and $775,782).	$540,155	$742,878	$775,145
Financial derivatives - liabilities (Net Proceeds - $4,255, $6,270 and $17,718)	10,988	9,856	21,030

Total investments and financial derivatives	551,143	752,734	796,175
Reverse repurchase agreements	801,901	899,502	777,760
Due to brokers - margin accounts	116,505	134,588	166,409
Payable for securities purchased	117,933	350,788	184,013
Accounts payable and accrued expenses	2,426	2,922	2,485
Accrued base management fee	1,449	3,006	1,525
Accrued incentive fees	—	1,892	1,422
Interest and dividends payable	877	1,121	861

Total liabilities	1,592,234	2,146,553	1,930,650

SHAREHOLDERS’ EQUITY	384,854	392,833	403,672

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,977,088	$2,539,386	$2,334,322

ANALYSIS OF SHAREHOLDERS’ EQUITY:
Common shares, no par value, 100,000,000 shares authorized; (16,507,381, 16,504,742 and 16,498,342 shares issued and outstanding)	$376,025	$384,042	$394,918
Additional paid-in capital - LTIP units	8,829	8,791	8,754

Total Shareholders’ Equity	$384,854	$392,833	$403,672

PER SHARE INFORMATION:
Common shares, no par value	$23.31	$23.80	$24.47

DILUTED PER SHARE INFORMATION:
Common shares and LTIPs outstanding, no par value	$22.78	$23.26	$23.91

(1)	Derived from audited financial statements as of December 31, 2010.